EXHIBIT 99.3

        K&F INDUSTRIES, INC.

OFFER TO EXCHANGE

ANY AND ALL OF ITS OUTSTANDING
7 3/4% SENIOR SUBORDINATED NOTES DUE 2014
FOR ITS NEW 7 3/4% SENIOR SUBORDINATED NOTES DUE 2014

TO:
BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES, AND OTHER NOMINEES:

        K&F Industries, Inc. (the "Issuer") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated [            ], 2005 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange principal amounts of its new 7 3/4% Senior Subordinated Notes due 2014, which exchange has been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which the Prospectus is a part, for equal principal amounts of its outstanding 7 3/4% Senior Subordinated Notes due 2014 (the "Original Notes"), of which $315 million in aggregate principal amount are outstanding as of the date hereof, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of November 18, 2004 (the "Registration Rights Agreement"), by and among the Issuer and the initial purchasers listed therein (in such capacities, the "Initial Purchasers").

        We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

        1.     Prospectus dated            , 2005;

        2.     The Letter of Transmittal for your use and for the information of your clients;

        3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer, if certificates for Original Notes are not immediately available, or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

        4.     A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

        5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.     Return envelopes addressed to U.S. Bank National Association, the Exchange Agent for the Original Notes.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time,            , 2005 unless extended by the Issuer (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Original Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—How to Tender—Guaranteed Delivery Procedures."

        The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The Issuer will pay or cause to be paid all stock transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the Exchange Agent for the Original Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
K&F INDUSTRIES, INC.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF K&F INDUSTRIES, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.